Exhibit 4.7

Credit Document (the "Credit Document")
Parties
Creditor:	Banco BTG Pactual Colombia S.A. (hereinafter referred to as the "Creditor").	NIT:	901491551 - 0
Debtor:	Latam Logistic COL PropCo Cota I S.A.S. (hereinafter referred to as the "Debtor," collectively with the Creditor, the "Parties").	NIT:	900986856 - 3
Considerations
1.That on the following dates, the Parties entered into two credit Contracts for the following purposes: (i) On August 29, 2023, the Parties executed a credit contract for an amount of up to ten thousand million Colombian Pesos (COP$10,000,000,000) for working capital financing (the "Credit Contract 1"); and (ii) On August 24, 2023, the Parties executed a credit Contract for an amount of up to fifteen thousand million Colombian Pesos (COP$15,000,000,000) for working capital financing (the "Credit Contract 2," together with Credit Contract 1, the "Credit Contracts");
2.That the Creditor disbursed COP$10,000,000,000 under Credit Contract 1 on August 30, 2023;
3.That the Creditor disbursed COP$15,000,000,000 under Credit Contract 2 on August 25, 2023, That as of the Signing Date of this Credit Document, the Debtor owes a total amount of COP$25,000,000,000 in principal and COP$72,170,366.23 in interest under both Credit Contracts; and
4.That the Parties wish to objectively novate the obligations and rights established in the Credit Contracts through this Credit Document, while maintaining the Fiduciary contract as guarantee.

Economic Terms of the Novation
Amount Due as of the Signing Date of Principal		Up to twenty-five thousand million Pesos (COP$25,000,000,000) (the “Credit”)
Purpose of this Transaction		To regulate the new economic payment conditions applicable to the repayment of the Credit and to novate the obligations established under both Credit Contracts.
Term and Maturity Date		Eighteen (18) months from the Effective Date of the Novation.

Guarantees
The Parties expressly agree that, in accordance with Article 1701 of the Colombian Civil Code, the guarantees granted by the Debtor under the Credit Contracts shall be preserved and are constituted through the Trust Agreement.
The Trust Agreement shall be understood as the trust agreement and its amendments, including INTEGRAL ADDENDUM No. 9 TO THE GUARANTEE, ADMINISTRATION, AND PAYMENT MERCHANT TRUST AGREEMENT – FIDEICOMISO LATAM LOGISTIC COL PROPCO COTA 1, through which the conditions of the FC-LATAM LOGISTIC COL PROPCO COTA 1 Trust identified with NIT 830.053.812-2 are modified, and whose trustee is Alianza Fiduciaria S.A., with a maximum amount covered by the guarantee of COP $60,000,000,000, having as guarantee assets (i) the future expansion area, which is held in reserve under the Usable Area – Plot 001, identified with real estate registration number 050N-20864652; and (ii) the private units designated as:
(a) 800A, identified with real estate registration number 050N-20908823, and
(b) 800B, identified with real estate registration number 050N-20918258.
For clarity, this novation shall be subject to the trustee of the trust signing the addendum to the Trust Agreement, including the economic conditions set forth in this Credit Document, and to the current beneficiaries accepting the included conditions.

Principal Payment Frequency	The Debtor shall make principal payments for 50% of the capital on a quarterly basis starting from the Effective Date of the Novation; and on the date that occurs 18 months after the Effective Date of the Novation the remaining 50% shall be paid.
Interest Rate
IBR 3M + 6.95% N.A.T.V.
For clarity, the parties acknowledge that the interest due under the Credit Contract is not extinguished by this Novation, in accordance with the terms of Article 1699 of the Colombian Civil Code.

Interest Rate Expressed in Annual Effective Terms on the Signing Date	19.7260% E.A.
Calculation Basis	Actual/360
Interest Calculation Period	Quarterly
Interest Payment Frequency	The Debtor shall make interest payments accrued from the Signing Date on a quarterly basis after the Effective Date of the Novation (the “Interest Payment Date”).
Default Interest	In the event of default on the payment of the obligations set forth in this Credit Document, interest shall accrue at the maximum rate permitted by law in Colombia, in accordance with Applicable Law.
Payments	If any payment due to the Creditor falls on a non-Business Day, it shall be deferred to the next Business Day.
Definitions

Governmental Authority	Means any of the executive, judicial, or legislative branches, regardless of how they act, whether national, departmental, municipal, or district-level, as well as any municipal government body, any government agency, department, secretariat, administrative division, regulatory authority, supervisory body, registry, governmental entity, or governmental court (including, without limitation, banking and tax authorities) applicable to any Person to whom it is applicable.
Affiliate	Means, in relation to a specific Person, another Person that controls, is controlled by, or is under common control with such specific Person, whether directly or indirectly or through one or more intermediary Persons.
Control	Means the direct or indirect power to direct or cause the direction of the management or policies of a Person, whether through the exercise of voting rights, by contract, or by any other means, in accordance with Articles 260 and 261 of the Commercial Code and/or Applicable Law. "Controlling" and "Controlled" have meanings that correspond to this definition.
Lease Contract	Means the lease Contract for warehouse B800 at Parque Logístico Calle 80, entered into by the Debtor as lessor and Ikso S.A.S. as lessee on November 18, 2021.
Security Contract on Economic Rights	Means the security Contract on economic rights derived from the Lease Contract, to be entered into between the Debtor as grantor and the Creditor as secured creditor.
Business Day	Means any day, other than Saturday, Sunday, or a public holiday, on which financial institutions are authorized or required by law to open their offices in the city of Bogotá, Colombia.
Authorized Officer	Means, for any Person, any natural person who is duly authorized by such Person to act on its behalf in accordance with Applicable Law.

Confidential Information	Means any information and materials that the Creditor provides to the Debtor before, on, or after the Signing Date, in connection with its activities and/or the Credit Document.
Movable Collateral Law	Means Law 1676 of 2013, which promotes access to credit and establishes rules on movable collateral, as regulated by Decree 400 of 2014 and Decree 1835 of 2015, and any other laws that supplement or replace them.
Applicable Laws	Means the laws, treaties, regulations, rules, decrees, statutes, ordinances, agreements, opinions, circulars, or any order, ruling, judicial and/or arbitral resolution, or similar that apply to any Person.
Promissory Note	Means the blank promissory note with a letter of instructions, to be issued under Colombian law via DECEVAL on the Signing Date, in accordance with the format attached to this Credit Document as Annex A.
Person	Means any natural person, legal entity, de facto entity, trust, association, joint venture, consortium, temporary union, Governmental Authority, or any entity with legal personality
Movable Collateral Registry	Means the movable collateral registry created under the Movable Collateral Law or any other registry that may replace it in the future.
Other Credit Elements
Obligations
Financial Information
The Debtor is obligated to provide the Creditor within the first 120 days of each year with the audited financial statements of the Debtor.
The Debtor, through its representative, must deliver the quarterly financial statements of both parties to the Creditor as soon as they become available and, in any case, no later than 45 days after the end of each quarter of the year.
The interim financial statements shall include (A) Statement of Financial Position, (B) Statement of Income, (C) Statement of Cash Flows, and (D) Statement of Changes in Equity.

Compliance with Applicable Law	The Debtor shall at all times comply with all Applicable Laws.

Lease Contract
(i) Timely provide the Creditor and in any case no later than 3 Business Days following the request the information related to the Lease Contract and the economic rights arising from or derived from it,
(ii)Refrain from modifying the Lease Contract without the prior express consent of the Creditor.

Transactions Outside the Ordinary Course of Business	The Debtor shall refrain from modifying the nature of its business, as well as its accounting policies and practices.
Promissory Note
The Debtor shall deliver the Promissory Note, duly signed, on the Signing Date, in substantial compliance with the terms of Annex A of this Credit Document, via DECEVAL, and to the Creditor's satisfaction.
For clarity, the Creditor shall cancel the promissory notes previously delivered by the Debtor under the Credit Contracts no later than 6 Business Days following the Signing Date of the Promissory Note, with the corresponding cancellation annotations, through DECEVAL.

Conditions for the Effectiveness of this Novation
Security Contract on Economic Rights
This Credit Document and the novation contemplated herein shall only be deemed valid (under the terms of Article 1692 of the Colombian Civil Code) once the Contract of guarantee of movable property over Economic Rights has been executed, duly registered with the National Registry of Chattel Securities, and the irrevocable instructions provided for in said Contract have been received from the lessee of the Lease Contract.

Addendum to the Trust Agreement	This Credit Document and the novation contemplated herein shall only be deemed effective (pursuant to Article 1692 of the Colombian Civil Code) once an addendum to the Trust Agreement has been executed, incorporating the conditions set forth in this Credit Document, to the Creditor’s satisfaction.

Legal Opinion from Colombian Counsel	The present Credit Document and the novation contemplated therein shall only be deemed effective (in the terms of Article 1692 of the Colombian Civil Code) if the interest accrued and payable under the Credit contracts up to the Novation Effective Date has been duly paid and to the satisfaction of the Creditor.
Payment of Interest under the Credit Contracts	This Credit Document and the novation contemplated herein shall only be deemed effective (pursuant to Article 1692 of the Colombian Civil Code) if the interest accrued and payable under the Credit Contracts up to the Effective Date of the Novation has been duly paid to the Creditor’s satisfaction.
Effective Date of the Novation
The Creditor shall notify the Debtor in writing once the following conditions have been met: (i) Delivery of the legal opinion, (ii) subscription and registration of the addendum to the Trust Agreement with the National Registry of Movable Collateral, (iii) subscription and registration of the Security Contract on Economic Rights with the Movable Collateral Registry, and (iv) Full payment of accrued interest to the Creditor’s satisfaction. The date of such notification shall be the Effective Date of the Novation, from which point the terms of this Novation shall become effective, replacing the terms of the Credit Contracts.
In the event that 45 calendar days have elapsed from the Signing Date of this Credit Document without the precedent conditions for the Novation Effective Date having been fulfilled or occurred, this Credit Document shall be deemed terminated, and the Debtor shall not be able to enforce the novation.

Prepayments

Prepayment Penalty	If a principal payment is made before the Maturity Date, the Debtor shall pay the Creditor a prepayment penalty according to the following table:
	Month 0 3 6 9 12 15 18	Prepayment Penalty 0.50% 0.45% 0.40% 0.38% 0.35% 0.24% 0.00%

Paragraph 1: For clarity, the penalty amount shall be charged on the prepaid amount and may be offset against the amounts paid. Additionally, Month 1 shall commence from the Effective Date of the Novation.

Representations and Warranties
Existence and Capacity	The Debtor makes the following representation and warranty:
The Debtor has been legally incorporated and is validly existing under the applicable laws and has the capacity and authority to comply with the obligations set forth in this Credit Document.
Compliance with Applicable Law	The Debtor makes the following representation and warranty: The Debtor complies with all aspects of Applicable Law.
Acknowledgment of Credit Document and Promissory Note Terms	The Debtor makes the following representation and warranty:
The Debtor acknowledges that it is fully aware of the terms and conditions of the credit operation, as described in the Credit Document, and understands its rights and obligations.
Absence of Acceleration Events	The Debtor makes the following representation and warranty: There are no existing facts that constitute or may constitute an acceleration event under this Credit Document

Promissory Note	The Debtor declares that the Promissory Note is enforceable under the Applicable Law.
Security Agreement on Economic Rights	The Debtor represents that the economic rights under the Lease Contract have not been previously pledged nor are they currently pledged in favor of any creditor other than the Creditor. Furthermore, the Debtor declares that the Security Agreement on Economic Rights shall be and is executed in compliance with Applicable Law and grants the Creditor a first-priority security interest.
Acceleration Events
Acceleration Events
The Creditor may declare the early maturity of the Credit if any of the following events occur (any of which, an "Acceleration Event"):
•Payment Default: If the Debtor fails to pay the principal and interest in accordance with the terms of this Credit Document.
•LAFT. In the event that the Debtor, its direct and indirect shareholders, its affiliates, including their owners, directors, and officers (who cannot be immediately removed once the event has occurred), are: (i) criminally convicted for offenses classified as predicate crimes of Money Laundering, Terrorism Financing, Financing of the Proliferation of Weapons of Mass Destruction, Corruption, or Bribery under the Penal Code; (ii) included in any binding lists for Colombia, issued by national, international, or foreign authorities; (iii) criminally indicted or administratively linked to any type of investigation or proceeding conducted by any Governmental Authority for the alleged commission of any crime related to Money Laundering, Terrorism Financing, Financing of the Proliferation of Weapons of Mass Destruction, or crimes against public administration and offenses contemplated in Law 1474 of 2011. Change of Control: If any event occurs that results in a direct or indirect change in control of the Debtor.
•Corporate Transactions: If the Debtor is liquidated, dissolved, or participates in a merger, spin-off, transformation of any kind, or consolidation without the prior written authorization of the Creditor.
•Subordination: If the obligations arising from this Credit Document cease to be primary obligations or become subordinated to the payment of any other obligation, whether current or future, of the Debtor.
•Other Indebtedness: If the Debtor defaults on any debt obligation with another creditor, provided that such debt exceeds or equals five thousand million pesos (COP $5,000,000,000) for a period exceeding sixty (60) calendar days.
•Security Agreement on Economic Rights: If an event occurs where: The Security Agreement on Economic Rights is revoked, and/or The payor of such economic rights disputes or denies them in writing or in a binding manner, and/or The economic rights cease to exist, are suspended, and/or remain unpaid for a period exceeding 60 calendar days from the due date, or The agreement and its registration with the National Registry of Movable Collateral are revoked and/or affected in any way.
•General Default: The breach of any other obligation contained in the Credit Document.
•False and/or Inaccurate Representations: If any representation or warranty made in this Credit Document and/or in any financial statement provided in compliance with this document is found to be incorrect, false, inaccurate, or incomplete.
•Insolvency. In the event permitted by the Applicable Laws, if the Debtor voluntarily or involuntarily initiates an insolvency and/or reorganization event or any similar or equivalent process in accordance with the Applicable Laws governing such Person, and/or if the Debtor is unable to meet its obligations when they become due and/or fails to comply with solvency conditions.

Consequences of Credit Acceleration
If the Creditor decides to accelerate the payment of the Credit, the principal amount shall become immediately due and payable, along with the interest accrued on such principal, as well as any other obligation of the Debtor incurred under the Promissory Note and/or this Credit Document, without the need for presentation, private or judicial counterclaim, protest, complaint, demand, request, or any additional notice of any nature, all of which the Debtor irrevocably waives upon signing this Credit Document.
If the payment of compensatory interest under this Credit Document is not made on the Interest Payment Dates established for this purpose, such interest shall only accrue default interest under the terms and conditions set forth in Article 69 of Law 45 of 1990 and Article 886 of the Colombian Commercial Code. In this regard, as long as the acceleration of the credit has not been declared, the Creditor may charge default interest on overdue and outstanding installments, even if they only consist of interest.

Miscellaneous
Taxes
Any cost, expense, tax, or levy arising from the execution, development, and/or performance of this Credit Document or the Promissory Note shall be borne by the Debtor.
Any payment made by the Debtor or any person on its behalf under the Credit Document and/or the Promissory Note shall be made free and clear of any tax, fee, contribution, withholding, or reduction of any kind that may be applicable, including, but not limited to, any withholding at source for income tax (hereinafter referred to as the “Taxes”). If Applicable Law requires the Debtor to deduct any tax or levy from any amount payable under this Credit Document, the Debtor and/or any third party making the payment on its behalf shall bear the cost of such deductions or withholdings, as required by Applicable Law. If, for any reason, it is not possible to make the required payments without deducting the applicable tax or levy, the Debtor shall be obligated to pay the corresponding amount to the Creditor within 10 days following the payment of the tax or levy, without the need for the Creditor to request such payment. It is expressly stated that the above provision does not apply to the income tax that the Creditor must pay as a result of the ordinary course of its business.

Indemnification	The Debtor undertakes to indemnify the Creditor and its Affiliates, officers, legal advisors, and agents and to hold them harmless from any claim, loss, liability, demand, damage, cost, or expense related to acts contemplated in the Credit Document.
Confidentiality	Neither Party shall disclose Confidential Information to any Person without the prior consent of the other, except in compliance with an order issued by a Governmental Authority and/or to comply with Applicable Law.

Term	This Contract shall become effective as of the Signing Date and shall remain in effect until all obligations are fully paid to the Creditor’s satisfaction.
Credit Reports
The Debtor, acting freely and voluntarily, expressly and irrevocably authorizes the Creditor or whoever represents its rights to consult, request, supply, report, process and disclose all information related to the Debtor's credit and financial behavior to any entity, advisor or applicable Governmental Authority. Consequently, those who are affiliated and/or have access to any other public or private entity that administers or manages databases may know this information in accordance with the Applicable Laws.
Likewise, the Debtor acknowledges and accepts the Creditor’s right to publish, by any means, information related to lawsuits, claims, and proceedings initiated by the Creditor through judicial, administrative, contentious, or similar channels to exercise the rights provided herein.

Addresses/Notifications
For the purposes of this Credit Document, the Creditor’s contact details are as follows:

Attention: Felipe Peláez Restrepo
Email:
OL-BackofficeBTG-COL@btgpactual.com
SH-Legal-Colombia@btgpactual.com
OL-CNS-Latam@btgpactual.com
felipe.pelaez@btgpactual.com
Address: XXXXXXXX
Phone: + XXXXXXXX
For the purposes of this Credit Document, the Debtor’s contact details are as follows:

Attention: Annette Fernandez Pagan
Email: annette@latamlp.com
Address: XXXXXXXX
Phone: + XXXXXXXX

Assignment	The Creditor may assign or endorse (as applicable) all or part of its rights and obligations under this Contract and the Promissory Note without requiring prior authorization from the Debtor. The Lender must provide prior notice of such circumstances to the Debtor. All costs, expenses, and fees, including attorney’s fees, stamp duties, and other applicable taxes, levies, or contributions arising from the assignment shall be borne by the Creditor. The Debtor may not assign any of the Credit Documents without the prior written approval of the Creditor.
Authorization for Payment (Interest and Principal)
The Creditor authorizes that the payments corresponding to interest and principal derived from this credit be transferred in Colombian Pesos to the following account:
Beneficiary Name: Banco BTG Pactual Colombia S.A.
Entity: Banco BTG Pactual Colombia S.A.
Beneficiary Account Number: XXXXXXXX
Account Type: Checking

Non-Waiver	No delay or omission in the exercise of any right, power, or remedy under this Credit Document and/or the Promissory Note shall prejudice the Creditor’s rights, powers, or remedies.
Applicable Law	This Credit Document shall be governed by the laws of the Republic of Colombia.
Jurisdiction	Any dispute or controversy related to this Credit Document shall be resolved before the ordinary jurisdiction.
Electronic Signature	This Credit Document may be signed using an electronic signature, in accordance with Decree 1074 of 2015 and any other amending, supplementing, or replacing regulations. The electronic mechanism shall have the same validity and legal effects as a handwritten signature meets the criteria of authenticity, integrity, reliability, and appropriateness, as established in Decree 1074 of 2015, it may include codes, passwords, biometric data, or cryptographic keys, which are generally considered data messages and allow the identification of the signatory.
Enforceable Title	This Credit Document constitutes an enforceable title in accordance with Applicable Laws.
Annexes	Annex A – Promissory Note Format

Amendments	This Credit Document may be amended by means of a written document signed by an Authorized Officer of each Party.
Signing Date	April 3, 2024 (the “Signing Date”).

Following signature pages

ANNEX
PROMISSORY NOTE
Promissory Note No. __________
(the “Promissory Note”)
Debtor Identification Table

Name	Identification Type	Identification Number	City of Issuance	City of Domicile	Signing Capacity

The entity identified as the grantor in the Debtor Identification Table, acting through its legal representative (the “Debtor”), irrevocably and unconditionally agrees to pay, indivisibly, to the order of BANCO BTG PACTUAL COLOMBIA S.A., identified with NIT 901.491.551-0, a legally incorporated and currently existing company under the laws of the Republic of Colombia, with its principal domicile in the city of Medellín, as well as to its assignees, endorsees, successors, or any legitimate holder of this Promissory Note (the “Creditor”):
1.1     The sum of _____________ Colombian Pesos (COP$_______________), as outstanding principal (“Principal Amount”);
1.2     The sum of _____________ Colombian Pesos (COP$_______________), as accrued and unpaid compensatory interest (“Compensatory Interest Amount”);
1.3     The sum of _____________ Colombian Pesos (COP$_______________), for other fees, costs, expenses, commissions, insurance, taxes, prepayment penalties, or any other amount owed by the Debtor to the Creditor as of the Maturity Date (“Other Amounts Due”).
1.4     The sum of _____________ Colombian Pesos (COP$_______________), as accrued and unpaid default interest (“Default Interest Amount”).
1.5     The Maturity Date of this Promissory Note is _____________ (the “Maturity Date”).
First: On the amounts detailed in Sections 1.1 and 1.3 above, the Debtor shall acknowledge and pay default interest at the maximum rate permitted under the laws of the Republic of Colombia.
Second: The Debtor shall pay all costs and expenses incurred in connection with the issuance of this Promissory Note and the protection of the Creditor’s rights, including any expenses related to restructuring or negotiation. Additionally, if the Creditor decides to submit this Promissory Note for extrajudicial and/or judicial collection, regardless of the cause, the Debtor shall be responsible for any collection costs and professional fees incurred.
Third: The Debtor irrevocably waives any presentation, private or judicial counterclaim, presentation for collection, complaint, claim, demand for default declaration, notice of protest, and any additional requirement or notification of any nature.
Fourth: The Debtor acknowledges that the Creditor is not required to demonstrate any damages for the Promissory Note to be enforced. Consequently, the Promissory Note shall be enforceable from the Maturity Date, providing sufficient executive merit without any further requirements.
Fifth: Any taxes arising from the issuance (including, but not limited to, stamp duty, if applicable), negotiation, or enforcement of this Promissory Note shall be borne by the Debtor. The Creditor is authorized to pay such taxes on behalf of the Debtor, if necessary.
Sixth: The Debtor expressly declares that this Promissory Note was created in the Republic of Colombia. It must be interpreted in accordance with the laws of the Republic of Colombia.
Seventh: The amounts due shall be payable at the Creditor’s domicile or at any other location designated by the Creditor.
Eighth: The blank spaces in this Promissory Note must be completed in accordance with the instructions contained in the respective Letter of Instructions.
This Promissory Note may be signed electronically, in accordance with the terms specified in the Letter of Instructions.
In witness whereof, is signed on ________ (YYYY-MM-DD).
Debtor
_______________________________________________
Name:
Signing Capacity:
Identification Type:
Identification Number:
Name of the Represented Person/Entity:
Identification Type of the Represented Person/Entity:
Identification Number of the Represented Person/Entity:

_______________, _______________ (YYYY-MM-DD)
Messrs.:
BANCO BTG PACTUAL COLOMBIA S.A. and/or its assignees, endorsees, and successors
Reference: Instructions for Completing the Promissory Note with Blank Spaces No.______
The company identified as the grantor in the Debtor Identification Table, acting through its legal representative (the “Debtor”); in accordance with Article 622 of the Colombian Commercial Code, hereby irrevocably and permanently authorizes BANCO BTG PACTUAL COLOMBIA S.A., identified with NIT 901.491.551-0, or its assignees, endorsees, successors, or any legitimate holder (the “Creditor”) of Promissory Note No. _______________ (the “Promissory Note”) that the Debtor has issued in its favor, to complete all and any blank spaces left in the Promissory Note. The Promissory Note may be completed whenever, in the Creditor’s judgment, there is a total or partial breach of the obligations assumed by the Debtor, without prior notice, notification, or demand, in accordance with the following instructions:

1. Authorization to Complete the Promissory Note:
The Debtor expressly and irrevocably authorizes the Creditor to complete the blank spaces in the Promissory Note as follows:
(a)     The blank space in Section 1.1 of the Promissory Note, labeled “Principal Amount”, shall be filled in with the amount of the Debtor’s outstanding principal debt to the Creditor as of the Maturity Date.
(b)     The blank space in Section 1.2 of the Promissory Note, labeled “Compensatory Interest Amount”, shall be filled in with the amount of accrued and unpaid compensatory interest, calculated on a basis of actual days elapsed and a 360-day year (actual/360), as of the Maturity Date.
(c)     The blank space in Section 1.3 of the Promissory Note, labeled “Other Amounts Due”, shall be filled in with the total sum owed by the Debtor to the Creditor for fees, costs, expenses, commissions, insurance, taxes, prepayment penalties, or any other amount due as of the Maturity Date;
(d)     The blank space in numeral 1.4 of the Promissory Note, titled Default Interest Amount, shall be equal to the amounts owed by the Debtor to the Creditor for default interest accrued on (i) the Principal Amount and (ii) the Other Amounts (to the extent permitted by applicable laws) that remain unpaid on the Maturity Date. This amount shall be calculated from the date on which the (i) Principal Amount and/or (ii) Other Amounts are in default until the Maturity Date, at the maximum legal rate permitted by the laws of the Republic of Colombia.
The amount corresponding to the default interest accrued after the Maturity Date and until the date on which the total and absolute payment of the amounts owed occurs shall be determined as it accrues, at the maximum default interest rate permitted by the laws of the Republic of Colombia; and
(e)     The blank space in Section 1.5 of the Promissory Note, labeled “Maturity Date”, shall be filled in with the date on which the Promissory Note is completed by the Creditor.
2. Acceptance
The Debtor declares and warrants that it fully understands and accepts the terms of the Promissory Note issued in favor of the Creditor. No proof of damage or harm to the Creditor shall be required for the Promissory Note to be completed and collected.
3. Powers:
The Creditor is fully authorized to complete the Promissory Note in accordance with these instructions and, in matters not provided for herein, to act at its sole discretion in defense of its interests, without it ever being argued that it lacks the necessary powers or authorizations to complete the Promissory Note.
4. Executive Marit:

The Promissory Note, once completed, constitutes a clear, express, and immediately enforceable obligation, providing sufficient executive merit without further requirements.
5. Subscription:
This Letter of Instructions and the Promissory Note may be signed using an electronic signature, in accordance with the terms established in Decree 2364 of 2012 and any other regulations that amend, supplement, or replace it. In this regard, the electronic mechanism shall have the same validity and legal effects as a handwritten signature and complies with the criteria of authenticity, integrity, reliability, and appropriateness, as indicated in Decree 2364 of 2012. It may consist of codes, passwords, biometric data, or cryptographic keys, which are generally understood as data messages that allow the identification of the signatory.
Sincerely,
_______________________________________________
Name:
Signing Capacity:
Identification Type:
Identification Number:
Name of the Represented Person/Entity:
Identification Type of the Represented Person/Entity:
Identification Number of the Represented Person/Entity: